Exhibit 99.2

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR UPDATES MINERAL RESERVES AND
MINERAL RESOURCES AT DECEMBER 31, 2005
Denver, Colorado, February 1, 2006: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced its Proven and Probable Mineral Reserves, referred to as Mineral Reserves, and its Mineral Resources as at December 31, 2005.
Mineral Reserves in 2005 increased by 660,000 ounces or 17% before mining depletion. Mineral Reserves, after mining depletion, increased by 270,000 ounces or 7% during 2005 to 56.8 million tonnes grading 2.22 g/t for contained gold of 4.05 million ounces at year end. The increase was a result of an increased gold price assumption and a focused drill program around our operating mines to convert and better define our Mineral Resources (as defined below). These gains were offset by increasing cost factors and design changes.
Measured and Indicated Mineral Resources increased to 50.8 million tonnes grading 2.05 g/t of gold while Inferred Mineral Resources decreased to 55.2 million tonnes grading 2.57 g/t of gold.
The Mineral Reserve and Mineral Resource estimates have been calculated by our technical personnel in accordance with definitions and guidelines set out in the Standards on Mineral Resources and Reserves published by the Canadian Institute of Mining, Metallurgy, and Petroleum and as required by Canada’s National Policy Instrument 43-101.
There are numerous uncertainties inherent in estimating proven and probable mineral reserves, including many factors beyond our control. The estimation of reserves is a subjective process, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and individual judgment. Results from drilling, testing and production, as well as material changes in metal prices subsequent to the date of an estimate, may justify revision of such estimates.
We expect to complete and file our Form 10-K which will include the information on Mineral Reserves and Non-Reserve Mineral Resources on or about February 23, 2006.

Golden Star Resources Ltd.	PR06-03 Page 1 of 6

MINERAL RESERVES
Proven and Probable Mineral Reserves as at December 31, 2005

	Proven			Probable			Total
		Gold	Contained		Gold	Contained		Gold	Contained
	Tonnes	Grade	Ounces	Tonnes	Grade	Ounces	Tonnes	Grade	Ounces
Property	(millions)	(g/t)	(millions)	(millions)	(g/t)	(millions)	(millions)	(g/t)	(millions)
Bogoso/Prestea
Non-refractory	1.9	3.82	0.23	7.0	2.26	0.51	8.9	2.59	0.74
Refractory	13.0	3.00	1.25	11.4	2.42	0.89	24.4	2.73	2.14
Total	14.9	3.11	1.48	18.4	2.36	1.40	33.3	2.69	2.88

Wassa
Non-refractory	—	—	—	21.9	1.34	0.94	21.9	1.34	0.94
Total	—	—	—	21.9	1.34	0.94	21.9	1.34	0.94

Mampon
Non-refractory	—	—	—	1.0	3.54	0.12	1.0	3.54	0.12
Refractory	—	—	—	0.5	6.37	0.11	0.5	6.37	0.11
Total	—	—	—	1.5	4.53	0.23	1.5	4.53	0.23

Totals
Non-refractory	1.9	3.82	0.23	30.0	2.26	1.57	31.9	2.59	1.80
Refractory	13.0	3.00	1.25	11.9	2.42	1.00	24.9	2.73	2.25

Total 2005	14.9	3.11	1.48	41.9	1.90	2.57	56.8	2.22	4.05

Total 2004	14.5	3.23	1.51	36.6	1.94	2.28	51.1	2.30	3.78

(1)	The Mineral Reserves were estimated in accordance with the definitions and requirements of Canada’s National Instrument 43-101 using a gold price of $400 per ounce, which approximately equates to the three-year rolling average gold price. A gold price of $360 per ounce was used to determine Mineral Reserves in 2004.

(2)	The Qualified Person for the estimation of the Mineral Reserves is Bill Tanaka, our Group Reserves Manager.

(3)	The terms “non-refractory” and “refractory” refer to the ore type. We plan to process the refractory ore in our BIOX® bio-oxidation plant that is currently being constructed at Bogoso and to process the non-refractory ore using our more traditional gravity, flotation and/or cyanidation techniques.

(4)	The modifying factors and assumptions used in the determination of the Mineral Reserves are tabulated later in this press release.

(5)	Mineral Reserves are expressed on a 100% basis. Golden Star’s share of the Mineral Reserves is subject to the Government of Ghana’s 10% carried interest which entitles them to a 10% dividend once our capital costs have been recovered.

Golden Star Resources Ltd.	PR06-03 Page 2 of 6

Reconciliation of Mineral Reserves
The following table sets out the primary factors that impact our Mineral Reserves during 2005.

				Contained
	Tonnes	Contained Ounces	Tonnes	Ounces
Reconciliation	(millions)	(millions)	(% of Opening)	(% of Opening)
Opening Mineral Reserves	51.1	3.78	100	100
Gold price	7.4	0.44	15	12
Exploration	11.0	0.77	21	20
Mining depletion	(6.4)	(0.39)	(13)	(10)
Operating cost increases	(5.4)	(0.50)	(10)	(13)
Design changes	(0.9)	(0.10)	(2)	(2)
Closing Mineral Reserves	56.8	4.05	111	107
(1)	Depletion represents contained ounces of Mineral Reserves processed during 2005 before considering recovery losses and therefore does not equal 2005 actual gold production.

(2)	Increases and decreases in Mineral Reserves can result from the discovery of new mineralization, conversion of Non-Reserve Mineral Resources to Mineral Reserves, and changes in price assumptions, unit costs and recoveries or any combination of these factors. The increases in Mineral Reserves during 2005 were due primarily to the exploration successes at Bogoso/Prestea and Wassa, and an increase to $400 per ounce from $360 per ounce in the estimated gold price used to calculate Mineral Reserves.
Modifying Factors Used For Mineral Reserve Estimation
In addition to our gold price assumption, we have relied on certain assumptions for costs, mining dilution and loss and metallurgical recovery. The assumptions that we have relied upon to estimate the 2005 Mineral Reserves for each of our properties are as follows:

	Bogoso/Prestea(1)		Wassa
Assumption	Non-refractory	Refractory	Non-refractory
Operating Costs
Waste Mining ($/t-mined) (3)	1.0	1.2	1.2
Ore Mining ($/t-milled) (3)	1.2	1.4	1.4
Haulage Costs ($/t-milled)	0.4-2.8	0.4-2.8	Inc Above
Process Cost ($/t-milled)	5.9	11.0	4.3
G&A Cost ($/t-milled)	0.0(2)	2.0	1.0
Mining & Processing Factors
Mining Recovery (%)	98%	98%	100%
Dilution (%)	5%	5%	15%
Metallurgical Recovery (%)	80-85%	60-86%	92%
Royalty (%)	3%	3%	3%
(1)	Includes all Bogoso/Prestea deposits including Mampon and Pampe.

(2)	Post the commissioning of the BIOX® plant all G&A costs are assumed to be borne by the BIOX® processing plant and zero G&A costs are allocated to the non-refractory processing plant. A G&A cost of $4.25 per tonne has been assumed for any non-refractory ore processed prior to the commissioning of the BIOX® processing plant.

(3)	The term “$/t-mined” means US dollars per tonne of material mined and the term “$/t-milled” means US dollars per tonne of material processed.

Golden Star Resources Ltd.	PR06-03 Page 3 of 6

NON-RESERVE MINERAL RESOURCES
Cautionary Note to US Investors concerning estimates of Measured and Indicated Mineral Resources
This section uses the terms “measured mineral resources” and “indicated mineral resources”. We advise US investors that while those terms are recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize them. US investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.
Cautionary Note to US Investors concerning estimates of Inferred Mineral Resources
This section uses the term “inferred mineral resources”. We advise US investors that while this term is recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize it. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. US investors are cautioned not to assume that part or all of the inferred mineral resource exists, or is economically or legally mineable.
Measured and Indicated Mineral Resources and
Inferred Mineral Resources as at December 31, 2005

	Measured		Indicated		Measured & Indicated		Inferred
		Gold		Gold		Gold		Gold
	Tonnes	Grade	Tonnes	Grade	Tonnes	Grade	Tonnes	Grade
Property	(millions)	(g/t)	(millions)	(g/t)	(millions)	(g/t)	(millions)	(g/t)
Bogoso/Prestea	4.8	2.05	29.2	2.07	34.0	2.07	24.5	2.1
Wassa	—	—	11.3	0.76	11.3	0.76	10.1	1.2
Prestea Underground	—	—	—	—	—	—	6.1	8.1
Pampe	—	—	0.2	4.4	0.2	4.4	0.8	3.8
Benso	—	—	2.6	3.8	2.6	3.8	0.9	3.6
Hwini Butre	—	—	2.7	5.3	2.7	5.3	0.2	3.2
Goulagou	—	—	—	—	—	—	4.4	1.6
Paul Isnard	—	—	—	—	—	—	8.2	1.8

Total 2005	4.8	2.05	46.0	2.05	50.8	2.05	55.2	2.57

Total 2004	7.8	1.55	27.8	2.14	35.6	2.01	62.2	2.2

(1)	The Mineral Resources were estimated in accordance with the definitions and requirements of Canada’s National Instrument 43-101 and cut off grades derived from a $480 per ounce gold price. In 2004 we used a $430 per ounce gold price.

(2)	The Mineral Resources are in addition to the Mineral Reserves described above.

(3)	The Qualified Person for the estimation of the Mineral Resources, other than the Paul Isnard Mineral Resource, is S. Mitchel Wasel, our Exploration Manager.

(4)	The Qualified Person for the estimation of the Mineral Resources for Paul Isnard is Colin Jones, Partner and Manager (Audits) of RSG Global Pty. Ltd.

(5)	Tables may not add to the total due to rounding errors.

(6)	Mineral Resources are shown on a 100% basis. Golden Star’s share of the Mineral Resources is subject to the Government of Ghana’s 10% carried interest which entitles them to a 10% dividend once our capital costs have been recovered, in the case of Bogoso/Prestea and Wassa, and subject to the Government of Ghana’s 19% minority interest in the Prestea Underground where Golden Star currently has an 81% beneficial interest.

(7)	The Paul Isnard property is owned by EURO Ressources S.A., our 53% owned subsidiary and Golden Star has a joint venture with Guyanor to earn a 100% interest in the property.

Golden Star Resources Ltd.	PR06-03 Page 4 of 6

Constrained Mineral Resources
The following table sets out that portion of the above Mineral Resources, which either (i) fall within a Whittle 4-D optimized shell at a gold price of $480 per ounce using the same modifying factors and assumptions as used for the determination of the Mineral Reserves, or (ii) report to an underground resource model after applying a cut-off grade commensurate with underground mining.
All other Mineral Resources, not included in the following table, fall outside the $480 per ounce optimized shell and are based on a cut off grade determined using a gold price of $480 per ounce but are constrained to a maximum vertical depth. In 2004 we used a $430 per ounce optimized shell.
Portion of Measured and Indicated Mineral Resources and
Inferred Mineral Resources as at December 31, 2005
Contained within $480 per ounce Optimized Shell

	Measured		Indicated		Measured & Indicated		Inferred
		Gold		Gold		Gold		Gold
	Tonnes	Grade	Tonnes	Grade	Tonnes	Grade	Tonnes	Grade
Property	(millions)	(g/t)	(millions)	(g/t)	(millions)	(g/t)	(millions)	(g/t)
Bogoso/Prestea	3.5	2.20	17.1	2.18	20.7	2.18	3.3	2.19
Wassa	—	—	11.3	0.76	11.3	0.76	10.1	1.2
Prestea Underground	—	—	—	—	—	—	6.1	8.14
Pampe	—	—	0.2	4.38	0.2	4.38	0.8	3.76
Benso	—	—	2.6	3.77	2.6	3.77	0.9	3.57
Hwini Butre	—	—	2.7	5.27	2.7	5.27	0.2	3.21
Goulagou	—	—	—	—	—	—	4.4	1.55
Paul Isnard	—	—	—	—	—	—	8.2	1.78

Total 2005	3.5	2.20	33.9	2.09	37.4	2.10	34.0	2.86

Total 2004	1.1	2.62	19.5	1.53	20.7	1.59	31.0	2.19

COMPANY PROFILE
Golden Star holds a 90% equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine and various other property interests in Ghana as well as gold exploration interests elsewhere in West Africa and in the Guiana Shield of South America. Golden Star’s production is expected to increase to 500,000 ounces in 2007, compared to production of about 201,000 ounces in 2005. Golden Star has approximately 206 million common shares outstanding as of December 31, 2005.
Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineral resources, the recovery of any mineral reserves, recoveries, and operating cost factors. Factors that could cause actual results to differ materially include variations in ore

Golden Star Resources Ltd.	PR06-03 Page 5 of 6

grade; variations in relative amounts of refractory and non-refractory ores; failure to receive government approvals; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2004. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.
For further information, please contact:

GOLDEN STAR RESOURCES LTD.	+1 800 553 8436
Peter Bradford, President and CEO
Allan Marter, Chief Financial Officer

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